EXHIBIT 8(c)

ADMINISTRATIVE SERVICES AGREEMENT
 This Administrative Services Agreement (this "Agreement") is made effective as of 12:01 a.m., Eastern Standard Time, on the 10th day of March, 1992, ("Effective Date"), between Fidelity Investments Corporate Services, a Massachusetts corporation ("Provider") Empire Fidelity Investments Life Insurance Company, a New York corporation ("Company").
 WHEREAS, Provider has experience helpful to the operation of life insurance business and in performing administrative services; and
 WHEREAS, Company desires for Provider to perform certain administrative services (collectively "services") for Company in its insurance operations and desires further to make use in its day-to-day operations of certain property, equipment, space and facilities (collectively "facilities") of Provider as Company may request; and
 WHEREAS, Company has executed a Commitment Agreement to the New York Insurance Department dated December 26, 1991 ("Commitment Agreement"), regarding the operations of Company, which contemplates agreements for services; and
 WHEREAS, Provider and Company wish to assure that all charges for services incurred hereunder are reasonable and in accordance with the requirements of New York Insurance Department Regulation No. 33 and to the extent practicable reflect actual costs and are arrived at in a fair and equitable manner, and that estimated costs, whenever used, are adjusted periodically, to bring them into alignment with actual costs; and
 WHEREAS, Provider and Company wish to identify the services to be rendered to Company by Provider and the facilities to be used by Company and to provide a method of fixing bases for determining the charges to be made to Company;
 NOW THEREFORE, in consideration of premises and of the mutual promises set forth herein, and intending to be legally bound hereby, Provider and Company agree as follows:
 1. PERFORMANCE OF SERVICES AND USE OF FACILITIES. Subject to the terms, conditions, and limitations of this Agreement, Provider agrees to the extent requested by Company to perform diligently and in a professional manner the services listed in Section 2 of this Agreement.
 Subject to the terms, conditions and limitations of this Agreement, Provider agrees to the extent requested by Company to make available to Company such data processing equipment, business property and space and communications equipment, whether owned or leased, as Company may determine to be reasonably necessary in the conduct of its insurance operations.
 Provider agrees at all time to maintain sufficient facilities and capacity of the kind necessary to perform this Agreement.
 (a) CAPACITY OF PERSONNEL AND STATUS OF FACILITIES. Whenever Provider utilizes its personnel to perform services for Company pursuant to this Agreement, such personnel shall at all times remain subject to the direction and control of Provider, and Company shall have no liability to such personnel for their welfare, salaries, fringe benefits, legally required employer contributions and tax obligations.
 No facility of Provider used in performing services for or subject to use by Company shall be deemed to be transferred, assigned, conveyed or eased by performance or use pursuant to this Agreement.
 (b) EXERCISE OF JUDGMENT IN RENDERING SERVICES. In providing any services hereunder which require the exercise of judgment by Provider, Provider shall perform any such service in accordance with any standards and guidelines Company develops and communicates to Provider. In performing any services hereunder, Provider shall at all times act in a manner reasonably calculated to be in or not opposed to the best interests of Company.
 (c) CONTROL. The performance of services by Provider for Company pursuant to this Agreement shall in no way impair the absolute control of the business and operations of Provider or Company by their respective Boards of Directors. Provider shall act hereunder so as to assure the separate operating identity of Company.
 2. SERVICES. It is understood that Company has certain obligations under the Commitment Agreement, and it is agreed that Provider shall not act or refrain from acting in any manner to cause Company to breach said obligations.
 The performance of Provider under this Agreement with respect to the business and operations of Company shall at all times be subject to the direction and control of the Board of Directors of Company. No services will be provided under this Agreement in violation of the Commitment Agreement.
 To the extent that Provider would on occasion utilize outside consultants to aid in the performance of a portion of its own functions and services, Provider shall perform similar functions and services requested by the Company utilizing the same outside consultants; provided, that the Company shall approve the use and cost of any such consultant. These functions would include:
 Legal Services, as outlined in paragraph 2(a) below; and
 Employee Relations Services, as outlined in paragraph 2(b) below.
 Subject to the foregoing and to the terms, conditions and limitations of this Agreement, Provider shall provide to Company, at Company's request, the services set forth below.
 (a) LEGAL SERVICES. Provider shall provide legal and related services, including representation of Company in the prosecution or defense of actions and in the negotiation and preparation of contracts, agreements and agency documents, product development and drafting and filing of policies and forms, governmental relations and advising on regulatory compliance and rendering opinions on various legal matters.
 (b) EMPLOYEE RELATIONS SERVICES. Provider shall provide employee relations and related services, including staffing and recruiting, developing and administering compensation and benefit programs, maintaining employee records and managing employee relations issues, personnel policies and procedures. All such services shall be provided under the direction and control of Company, pursuant to Company's established standards and guidelines.
 3. CHARGES. Company agrees to reimburse Provider for the actual cost of services and facilities provided by Provider to Company pursuant to this Agreement. If Provider in the future provides such services to third parties, then the charge shall be at market.
 Cost analyses will be made from time to time by Provider to determine, as closely as possible, the actual cost of services rendered and facilities made available to Company hereunder. Provider shall forward to Company the information developed by these analyses, and such information shall be used to develop bases for the distribution of expenses which more currently reflect the actual incidence of cost incurred by Provider on behalf of Company.
 Subject to New York Insurance Department Regulation 33, the bases for determining such charges to Company shall be those used by Provider for internal cost allocation including, where appropriate, time records prepared at least annually for this purpose. Such bases shall be modified and adjusted by mutual agreement where necessary or appropriate to reflect fairly and equitably the actual incidence of cost incurred by Provider on behalf of Company.
 4. PAYMENT. Provider shall submit to Company within thirty (30) days of the end of each calendar quarter a written statement of the amount estimated to be owed by Company for services and the use of facilities pursuant to this Agreement in that calendar quarter, and Company shall pay to Provider within fifteen (15) days following receipt of such written statement the amount set forth in the statement.
 As soon as reasonably practical, after the end of each calendar year, Provider will submit to Company a detailed written statement of the charges due from Company to Provider in the immediately preceding year, including charges not included in any previous statements, and any balance payable or to be refunded as shown in such statement shall be paid or refunded within fifteen (15) days following receipt of such written statement by Company.
 5. ACCOUNTING RECORDS AND DOCUMENTS. Provider shall be responsible for maintaining full and accurate accounts and records of all services rendered and facilities used pursuant to this Agreement and such additional information as Company may reasonably request for purposes of its internal bookkeeping and accounting operations. Provider shall keep such accounts and records insofar as they pertain to the computation of charges hereunder available at its principal offices for audit, inspection and copying by Company and persons authorized by it or any governmental agency having jurisdiction over Company during all reasonable business hours.
 With respect to accounting records prepared by Provider by reason of its performance under this Agreement, summaries of such records shall be delivered to Company within thirty (30) days from the end of the month to which the records pertain.
 6. OTHER RECORDS AND DOCUMENTS. Any other books, records, and files (for example, actuarial work papers or administrative summaries) established and maintained by Provider by reason of its performance under this Agreement which, absent this Agreement, would have been held by Company, shall be deemed the property of Company, and shall be subject to examination at all times by Company and persons authorized by it or any governmental agency having jurisdiction over Company, and shall be delivered to Company at least quarterly. All such books, records, and files shall be promptly transferred to Company by Provider upon termination of this Agreement, and Company shall pay to Provider therefor an amount equal to the costs incurred by Provider in making such transfer.
 With respect to original documents other than those provided for under
Section 5 hereof which would otherwise be held by Company and which may be obtained by Provider in performing under this Agreement, Provider shall deliver such documents to Company within thirty (30) days of their receipt by Provider except where continued custody of such original documents is necessary to perform hereunder.
 7. RIGHT TO CONTRACT WITH THIRD PARTIES. Nothing herein shall be deemed to grant Provider an exclusive right to provide services to Company, and Company retains the right to contract with any third party, affiliated or unaffiliated, for the performance of services or for the use of facilities as are available to or have been requested by Company pursuant to this Agreement.
 8. CONTACT PERSON(S). Company and Provider each shall appoint one or more individuals who shall serve as contact person(s) for the purpose of carrying out this Agreement. Such contact person(s) shall be authorized to act on behalf of their respective parties as to the matters pertaining to this Agreement. Each party shall notify the other, in writing, as to the name, address and telephone number for any such designated contact person, and of any replacement thereof.
 9. TERMINATION AND AMENDMENT. This Agreement shall remain in effect until terminated by either Provider or Company upon giving ninety (90) days or more advance written notice, as to services other than electronic data processing, and upon giving one hundred eighty (180) days or more advance written notice as to electronic data processing services. In no event may Provider terminate electronic data processing services if by doing so Company would be left without data processing capabilities adequate to services its policies. Upon termination, Provider shall promptly deliver to Company all books and records that are, or are deemed by this Agreement to be, the property of Company. No provision of this Agreement may be waived or amended except by a statement in writing signed by all parties.
 10. SETTLEMENT ON COMPLETE TERMINATION. No later than ninety (90) days after the effective date of Complete Termination of this Agreement, Provider shall deliver to Company a detailed written statement for all charges incurred and not included in any previous statement to the effective date of termination. The amount owed or to be refunded hereunder shall be due and payable within fifteen (15) days of receipt of such statement.
 11. ASSIGNMENT. This Agreement and any rights pursuant hereto shall not be assignable by either party hereto, except by operation of law. Except as and to the extent specifically provided in this Agreement, nothing in this Agreement expressed or implied, is intended to confer on any person other than the parties hereto, or their respective legal successors, any rights, remedies, obligations or liabilities that would otherwise be applicable. The representations, warranties, covenants and agreements contained in this Agreement shall be binding upon, extend to and inure to the benefit of the parties hereto and each of their successors and assigns respectively.
 12. GOVERNING LAW; SERVICES OF SUIT; FORUM SELECTION. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York.
 Provider shall submit to the jurisdiction of any court of competent jurisdiction within the Southern and Eastern Districts of New York and will comply with all requirements necessary to give such Court jurisdiction. Service of process in any suit instituted against Provider upon this Agreement may be made upon Secretary for Provider, and the Secretary for Provider is authorized and directed to accept service of process on behalf of Provider in any such suit and/or upon the request of Company to give a written undertaking to Company that they will enter a general appearance on behalf of Provider in the event such a suit shall be instituted.
 Each party agrees that any suit against any other upon this Agreement shall be instituted and prosecuted only in a Court of competent jurisdiction within the Southern and Eastern Districts of New York, and each party agrees that it shall not seek to remove or transfer any such suit against it by any other party to any Court outside the Southern and Eastern Districts of New York.
 13. ARBITRATION. Any unresolved dispute or difference between the parties arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association and the Expedited Procedures thereof. The award rendered by the Arbitrator shall be final and binding upon the parties, and judgment upon the award rendered by the Arbitrator may be entered in any Court having jurisdiction thereof. The arbitration shall take place in New York, New York.
 14. INDEMNIFICATION. The parties agree to hold each other harmless and to indemnify each other against any and all extra-contractual liability and any related loss, damage, expense, cost, cause of action, demand, penalty, fine or claim (including cost of litigation or administrative proceeding and counsel fees) arising out of or related to any of the services provided hereunder to the extent the same are caused by the act or failure to act of the indemnifying party.
 15. NOTICE. All notices, statements or requests provided for hereunder shall be deemed to have been duly given when delivered by hand to an officer of the other party, or when deposited with the U.S. Postal Services, as first class certified or registered mail, postage prepaid, overnight courier services, telex or telecopier, addressed
 (a) if to Provider to:
  Fidelity Investments Corporate Services
  82 Devonshire Street
  Boston, MA  02109
  Attention:  David Weinstein
 (b) if to Company to:
  Empire Fidelity Investments Life Insurance Company
  200 Liberty Street, Tower A
  One World Financial Center
  New York, New York  10281
  Attention:  Allan Brandon
or to such other persons or places as each party may from time to time designate by written notice sent as aforesaid.
 16. REPRESENTATIONS AND WARRANTIES OF PROVIDER. As a material inducement to Company to enter into and perform this Agreement, Provider represents and warrants to Company that : (i) Provider is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts, with full power and authority to execute, deliver and perform this Agreement; (ii) this Agreement is valid and binding upon Provider and enforceable against Provider in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency or similar laws and subject to general principles of equity; and
(iii) Provider has and shall maintain sufficient capacity and adequate facilities to perform this Agreement.
 17. ENTIRE AGREEMENT. This Agreement, together with such amendments as may from time to time be executed in writing by the parties, constitutes the entire agreement and understanding between the parties in respect of the transactions contemplated hereby.
 18. SECTION HEADINGS. Section headings contained herein are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.
 19. COUNTERPARTS. This Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
 IN WITNESS WHEREOF, the parties have caused this Agreement to be executed in duplicate by their respective officers duly authorized to do so, and their respect corporate seals to be affixed hereto, as of the date and year first above written.
   Empire Fidelity Investments Life Insurance Company
 By:  \s\ Rodney R. Rohda
   Rodney R. Rohda
   President
   Fidelity Investments Corporate Services
 By:  \s\ David C. Weinstein
   David C. Weinstein
   Vice President, Corporate Counsel and Clerk